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U-HAUL Investors Club® *Investing made easier®*

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$40,024,700 Invested by members as of today.

About us | How direct investing works | Investment opportunities | Frequently asked questions | Contact us

About U-Haul Investors Club® - Direct Investing with Confidence

The U-Haul Investors Club® was founded by AMERCO® and U-Haul International, Inc., the leader in the "do-it-yourself" moving and self-storage business. Traditionally, U-Haul assets were purchased with capital raised from lenders or through security issuance. Throughout the years, there has been a reliance on banks and intermediaries for funding. As a "do-it-yourself" company, we have developed an alternative measure to provide investors with the ability to invest directly in U-Notes®, issued by AMERCO, our parent company, through the U-Haul Investors Club®. Our goal is to provide our investors with a fair return on asset backed investments.


U-Haul Investors Club FAQ 01: A Name You Recognize
U-HAUL
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Playlist U-Haul Investors Club (8 videos)
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The idea of the U-Haul Investors Club® was inspired by social lending and crowdfunding. Based on this concept, we have brought social lending to the corporate level. Our system gives individuals a simple and inexpensive way to invest directly in asset-backed securities. As a result, U-Notes® are a hybrid of a traditional corporate note and social lending with a strong asset-backed feature. All investments by U-Haul Investors Club® members are done in a self-direct manner, as we do not provide investment advice to our members.

U-Haul has been in operation since 1945. You may have seen one of our self-storage centers in your neighborhood, or you may have driven one of our rental trucks. In the U-Haul Investors Club® you have the choice to invest U-Notes®, backed by a specific group of assets, not relying on an investment broker, but investing directly through this website. Together, we can all benefit through this value-based investing platform.

What others are saying about U-Haul Investors Club®

U-Haul offers direct path for small investors

Business Journal

To secure additional financing for new equipment and real estate purchases, U-Haul International Inc. is offering investors an alternative to standard stocks and bonds. read more...

Revisiting the U-Haul Investors Club®

SocialLending Network

It was almost a year ago when I first wrote about the U-Haul Investors Club®. This is the peer to business investing option at U-Haul where anyone can invest in their trucks and equipment. It is secured lending where an asset backs your investment. read more...

Amerco social lending idea targets small investors

THE ARIZONA REPUBLIC

Amerco, the parent of U-Haul International, is offering a series of collateralized bond investments, called U-Notes®, tied to its need to buy trucks, trailers and equipment and finance rental centers and other real estate. Inspired by the social-lending movement that matches lenders to borrowers without any intermediaries, you lend directly to the firm through a dedicated website, www.uhaulinvestorsclub.com. "The concept is to connect lenders and borrowers in a more direct fashion," said Jim Shoen, an Amerco vice president and champion of U-Notes®. read more...

U-Haul Introduces Secured Peer to Peer Lending

SocialLending Network

When one thinks of financial innovation U-Haul is probably not the first company that comes to mind. But this year they have done something that no other company has ever done. In February U-Haul introduced the U-Haul Investors Club®. This club is a way for small investors to lend money to U-Haul for them to use as financing for new trucks and equipment. It is the first ever secured peer to peer lending operation launched by any American corporation. U-Haul owns a lot of equipment. They have around 16,000 locations with more than 200,000 pieces of equipment. This equipment has a limited life and needs to be replaced on a somewhat regular basis. read more...

3 Reasons To Buy Amerco

INVESTOPEDIA

Amerco (Nasdaq:UHAL), parent company of U-Haul with those orange and white trailers synonymous with do-it-yourself moving, announced in December 2011 that it was paying a $1 per share special dividend to shareholders of record on December 23, 2011. Time is running out for those interested in receiving an early Christmas gift. For those thinking beyond January, here are three reasons to consider investing in Amerco's stock. Common Shares Amerco's $1 special dividend amounts to a yield of 1.2% based on its December 14, 2011 closing price of $81.22. That doesn't seem like much but considering a five-year U.S. treasury bond yields less than that, you're already ahead of the game by January 3. Although the company doesn't pay a regular dividend, it's possible that management will make special dividends a regular occurrence and that would be just fine. read more...

Contact us

Interested in the direct investing opportunities other than peer to peer lending or crowdfunding, but still have questions that are not answered in our Frequently Asked Question webpage? Submit your question today and we will respond accordingly.

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Frequently asked questions

- What is a U-Note®?
- Is there a fee to join or a monthly service fee?
- Is there a minimum balance requirement?
- I signed up, but I didn't get an account activation email. What should I do?
- Will U-Haul Investors Club® still consider issuing the U-Note® when its offering's funding percentage is low on the offering close date?
- What information do I need to provide in order to join the U-Haul Investors Club®?
- How do I add/withdraw funds?
- What is the minimum initial deposit required to start a U-Haul Investors Club® account?
- Can U-Haul employees invest?
- How long does it take for the funds to transfer from my bank account to my U-Haul Investors Club® account?
- How long does it take for the funds to transfer from my U-Haul Investors Club® account to my bank account?
- Does the uninvested cash in my U-Haul Investors Club® account earn interest?
- Where can I get more detailed information before I invest in U-Notes®?
- Are the principal and interest payments on my U-Notes® automatically reinvested?
- When the U-Haul Investors Club® makes a payment on my U-Note®, does the payment go directly to my bank account?
- Is my investment guaranteed by the FDIC?
- Will I be able to sell my U-Notes®?
- Will I be able to trade my U-Notes®?
- Is a U-Note® comparable to a Certificate of Deposit (CD) or a savings account?
- How does the Refer-a-Friend program work?
- My name has changed. How can I reflect this name-change on my U-Haul Investors Club® account?
- I forgot my password or my email address, what should I do?
- Is the U-Haul Investors Club® open to residents of Canada?
- What if the collateral securing my U-Note® is stolen, lost, damaged, destroyed or taken under a condemnation?
- Are the U-Haul Investors Club® offerings a typical corporate bond?
- Can I cancel my subscription to purchase U-Notes®?
- Can I transfer funds from my 401K or other employer sponsored retirement plans to my U-Haul Investors Club® IRA even if I remain employed?
- What information do I need to initiate a direct transfer from my current IRA/401K provider to my U-Haul Investors Club® IRA?
- Is there any fee to initiate IRA contributions or distributions (ie. make a deposit or withdrawal to/from my U-Haul Investors Club® account)?
- How many beneficiaries can be added to my accounts?
- If I start a U-Haul Investors Club® IRA today, when will I be able to start investing?
- What is the 7-day revocation period?

What is a U-Note®?

A U-Note® is a collateralized debt security issued by AMERCO, a Nevada corporation. All U-Notes® are full recourse to the issuer.

Is there a fee to join or a monthly service fee?

No, there is no fee to join and there are no monthly service fees.

Is there a minimum balance requirement?

To begin investing, your U-Haul Investors Club® account must have a balance of at least $100.

I signed up, but I didn't get an account activation email. What should I do?

First, check your email provider's spam or bulk email folder. You may have the email, just not in your inbox. If you're sure you don't have the email from the U-Haul Investors Club®, please try to sign in with the original email address. You will receive a message notifying you that the account is not yet activated. Then, follow the instructions for requesting a new account activation email.

Will U-Haul Investors Club® still consider issuing the U-Note® when its offering's funding percentage is low on the offering close date?

Yes, AMERCO may still decide to fund the offering and issue the U-Note® even when it's not 100% funded by the investors. In addition, AMERCO may choose to (i) extend the offering period or (ii) cancel the offering. At AMERCO's sole discretion, AMERCO may decide to cancel an offering even when it is 100% funded by the investors. If an offering is cancelled, the money subscribed will be credited to the investor's U-Haul Investors Club® account.

What information do I need to provide in order to join the U-Haul Investors Club®?

You will need to provide an email address, mailing address, phone number, your birthday, a government issued ID number (such as driver license number, state-issued ID number, military ID number or passport number) and your social security number in order for the U-Haul Investors Club® to enroll you as a U-Haul Investors Club® member. The information collected is for the purpose of tax reporting and other federal regulations, and you will be responsible for notifying U-Haul Investors Club® of any changes to this information. Once you have signed up, and before you start investing, you will have to provide your bank account information so that your U-Haul Investors Club® account can be linked to your external bank account. Membership to the U-Haul Investors Club® is limited to U.S. residents.

How do I add/withdraw funds?

You will need a checking or savings account linked to your U-Haul Investors Club® account in order to add or withdraw funds. If you are a member and have not established the link, please sign in and click on "Add funds to your U-Haul Investors Club® account." You will then be prompted to enter information with respect to your existing bank account. For your security, the U-Haul Investors Club® will make two small withdrawals (under $1) from your bank account. When your bank account has been debited, return to http://www.uhaulinvestorsclub.com/, sign in and verify the amount of the debit. This amount will automatically be returned to your bank account in a few business days. You must verify your account in order to proceed with investing in U-Notes®.

What is the minimum initial deposit required to start a U-Haul Investors Club® account?

The minimum initial deposit required is $100. You can then add to or withdraw from your U-Haul Investors Club® account in any denomination.

Can U-Haul employees invest?

Yes, U-Haul employees may open a U-Haul Investors Club® account and invest in U-Notes®.

How long does it take for the funds to transfer from my bank account to my U-Haul Investors Club® account?

Fund transfers are processed through ACH (Automated Clearing House). Funds usually post to your U-Haul Investors Club® account after 3-4 business days.

How long does it take for the funds to transfer from my U-Haul Investors Club® account to my bank account?

Fund transfers are processed through ACH (Automated Clearing House). If you initiate a transfer of funds from your U-Haul Investors Club® account to your linked bank account, such funds will usually post to your bank account after 3-4 business days. Please note that in order to ensure sufficient funds, there may be up to a thirty (30) day hold on the funds you transferred from your bank account to the U-Haul Investors Club® account. Therefore, you cannot withdraw the funds you deposited to your U-Haul Investors Club® account in the first 30 calendar days. For IRA transactions, please click here.

Does the uninvested cash in my U-Haul Investors Club® account earn interest?

No, interest is not earned on cash in your U-Haul Investors Club® account.

Where can I get more detailed information before I invest in U-Notes®?

View AMERCO prospectus and prospectus supplements for details on the risks, and terms and conditions of investing in U-Notes®. Additionally, the applicable prospectus supplement for each U-Notes® offering can be viewed under the "view full details" link on the "investment opportunities" tab. The prospectus supplement must be read by investors and prospective investors before making a decision to invest in such U-Notes® offering.

Are the principal and interest payments on my U-Notes® automatically reinvested?

No, your principal and interest payments are not automatically reinvested. However, you may subscribe to purchase additional U-Notes® with the funds in your U-Haul Investors Club® account. Neither the U-Haul Investors Club®, nor AMERCO and its affiliates, provide investment advice.

When the U-Haul Investors Club® makes a payment on my U-Note®, does the payment go directly to my bank account?

No. Payments on your U-Notes® are credited to your U-Haul Investors Club® account. You have the choice to (i) leave those funds as uninvested in your U-Haul Investors Club® account. *Please note that any such uninvested funds do not accrue interest*, (ii) reinvest those funds in other U-Notes®, or (iii) withdraw the funds by initiating a fund transfer from your U-Haul Investors Club® account to your linked bank account. Please follow the steps on the website in order to initiate a fund transfer. You may transfer funds out of your U-Haul Investors Club® account once per week (Sunday through Saturday) without fees. For any additional transfers, you will be charged a transfer fee. Please note that in order to ensure sufficient funds, there may be up to a thirty (30) day hold before the funds are transferred from your U-Haul Investors Club® account to your linked bank account.

Is my investment guaranteed by the FDIC?

No. U-Notes® are not savings accounts, deposit accounts or money market funds and are not guaranteed or insured by the Federal Deposit Insurance Corporation, the Federal Reserve or any other governmental agency. View AMERCO's prospectus and prospectus supplements for details on the risks, terms and conditions of investing with U-Haul Investors Club®.

Will I be able to sell my U-Notes®?

There is no secondary market for you to post or sell U-Notes®. However, you are entitled to transfer your U-Note® to another investor as long as he/she is a U-Haul Investors Club® member. The transfer and re-title fee is $25 per transfer (fee subject to change). Accordingly, you must be prepared to hold each U-Note® investment until its respective maturity date.

Will I be able to trade my U-Notes®?

No, you are not able to trade U-Notes®. There is no secondary market for U-Notes®. Accordingly, you must be prepared to hold each U-Note® investment until its respective maturity date.

Is a U-Note® comparable to a Certificate of Deposit (CD) or a savings account?

No, a U-Note® is not comparable to a CD or a savings account. When you purchase a U-Note®, you are lending money to AMERCO. AMERCO repays that loan by making scheduled repayments to you through the U-Haul Investors Club®. These repayments usually include both principal and interest. The principal repayments reduce your existing U-Note® balance. Your interest payments are calculated based on the current outstanding principal balance left on your U-Note®. Before investing, you should review the payout schedule of your proposed U-Note® investment by clicking on 'View payment schedule' under the full details of a U-Note®. In addition, unlike most CDs and savings accounts, U-Notes® are not FDIC insured and cannot be redeemed (or 'cashed-out') by you at your option under any circumstances. U-Notes® must be held by investors until the stated maturity date, unless earlier redeemed by AMERCO in its sole discretion.

How does the Refer-a-Friend program work?

The Refer-a-Friend program is available to U-Haul Investors Club® members who have owned a U-Note®. You may send out referrals to the U-Haul Investors Club® to as many people as you would like. Your account will be credited when your friend joins the U-Haul Investors Club®, subscribes to purchase a U-Note® and the U-Note® is issued to that person. You may receive referral credits for up to five friends per twelve-month period of time starting when you receive your first credit. Each credit is currently worth $25 towards your U-Note® purchase, and you can only use it to purchase U-Notes®. The Refer-a-Friend program may be discontinued by the U-Haul Investors Club® at anytime without prior notice.

My name has changed. How can I reflect this name-change on my U-Haul Investors Club® account?

Please contact the U-Haul Investors Club® at info@uhaulinvestorsclub.com or fax (602) 263-6825 and supply a copy of (i) your driver's license or other form of government issued identification that shows your name before you made the legal name change, and (ii) the legal documentation to support your name change (Example: Your marriage certificate). For business entities, please supply the name-change documentation issued by the applicable Secretary of State office or other governing body.

I forgot my password or my email address, what should I do?

On the sign in page click 'Trouble signing in?' to recover or reset your sign in information.

Is the U-Haul Investors Club® open to residents of Canada?

The U-Haul Investors Club® is currently only available to U.S. residents. AMERCO may consider extending the program to Canadian residents in the future.

What if the collateral securing my U-Note® is stolen, lost, damaged, destroyed or taken under a condemnation?

While any form of loss or damage to the asset will reduce the value of your collateral, AMERCO's obligation to repay the U-Note® in full will continue to exist. In the event of a loss, you will remain secured in the remaining collateral securing your U-Note®. AMERCO has no obligation to replace or repair collateral. In the event of such a loss, AMERCO will have the choice to redeem the remaining balance of the U-Note® or to continue making the scheduled payments. Please refer to the prospectus and the prospectus supplements for more detailed information.

Are the U-Haul Investors Club® offerings a typical corporate bond?

No. Corporate bonds are typically not secured by any collateral and are issued by underwriters from investment banks. Corporate bonds are often listed on major exchanges and have credit ratings assigned by the credit rating agencies. At U-Haul Investors Club®, no underwriters or other third-party have been engaged to facilitate the sale of the Notes in the offerings. U-Notes® are backed by collateral, and they are not listed on any exchange and are not rated by any credit rating agencies.

Can I cancel my subscription to purchase U-Notes®?

Your subscription to purchase U-Notes® can be canceled 24 hours prior to the day on which AMERCO closes the offering. Upon the day of closing of the offering, your subscription to purchase U-Notes® will be irrevocable.

Can I transfer funds from my 401K or other employer sponsored retirement plans to my U-Haul Investors Club® IRA even if I remain employed?

In many cases, you may be eligible to transfer the funds if you are 59 ½ or older. However, every plan is different so please contact your employer and your financial advisor before you initiate the fund transfer.

What information do I need to initiate a direct transfer from my current IRA/401K provider to my U-Haul Investors Club® IRA?

You need to know your current IRA/401K provider's company name, address, phone number and account number, which can be found in your monthly/quarterly statements. You may also obtain this information by contacting your current IRA/401K provider.

Is there any fee to initiate IRA contributions or distributions (ie. make a deposit or withdrawal to/from my U-Haul Investors Club® account)?

While Oxford Life Insurance Company, the custodian for U-Haul Investors Club® IRAs, does not charge a fee on IRA contributions or distributions, you may want to check with your existing retirement plan provider(s) or your financial institutions to find out if they charge any fees before initiating a transfer of funds to your U-Haul Investors Club® IRA. AMERCO will not be responsible for fees charged by a third party, so any fees charged by your existing retirement plan provider(s) and financial institution(s) will not be paid or reimbursed by U-Haul Investors Club®.

How many beneficiaries can be added to my accounts?

You can have one primary beneficiary and one contingent beneficiary per account. You may create additional accounts with different beneficiaries.

If I start a U-Haul Investors Club® IRA today, when will I be able to start investing?

The waiting period may vary depend on your contribution method. First, every new IRA account will need to pass the 7-day IRA revocation period mandated by IRS before the account becomes active. After the 7th calendar day, Oxford Life (the custodian for U-Haul Investors Club® IRAs) will then initiate your fund transfer through ACH or deposit your check if it has been received. While an IRA's ACH transaction will typically take 7-8 days after the 7th revocation day, a direct transfer may take up to several weeks depending on your current IRA provider.

What is the 7-day revocation period?

As required by federal law, you have the right to revoke your IRA by delivering a written revocation notice to the custodian within 7 days after establishing the IRA. If you revoke your IRA, you are entitled to receive a return of all funds you contributed to the IRA.

Fair investment returns?*

Bank of America Regular Savings: 0.01%

Money Market: 0.47%

ING Orange Savings: 0.75%

5-year CD yield (overnight averages): 1.24%

10-year treasury yield: 2.13%

Do your homework!

Diversify

Varying maturities

Individual accounts

Real estate

Equipment

Hard assets

Fixed interest rate

Easy to understand

Payments you can count on

No hidden costs

No hidden fees

Asset-secured

See the asset yourself

Extra protection on your investment

Invest like the Smart Money®

AMERCO has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about AMERCO and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or under the Investment Opportunities/View Full Details pages of this website.

* Effective June 3, 2013. Per bankofamerica.com, bankrate.com, ing.com, and treasury.gov. Provided for comparison purposes only. Actual rates may vary. U-Haul Investors Club® is not responsible for nor does it guarantee accuracy of rates posted. U-Notes® are not FDIC insured.


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Fair returns on asset-backed investments®
U-Haul Investors Club
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U-Haul Investors Club
about an hour ago
The funding of the U-Haul Investors Club has exceeded 40 million dollars!
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U-Haul Investors Club shared a link.
May 29
Learn about the economy from Helicopter Ben, in this fun and exciting game from the Wall Street Journal!
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U-Haul
Congratulations to U-Haul Investors Club for exceeding 3...
19 2 1 · March 15 at 8:19am
Doug Weston
Great investment program, I highly recommend it!
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SocialLending.net takes a look at U-Haul Investors Club
5 1 · September 24, 2012 at 2:26pm
Randy Katt
Finally someone to pay me a car payment for a change. Sign...
1 · August 8, 2012 at 4:58pm
Elnora Cunningham

U-Haul Investors Club shared a link.
May 29

Learn about the economy from Helicopter Ben, in this fun and exciting game from the Wall Street Journal!



Take on the Economic Challenge. Play the Federator
blogs.wsj.com

We know plenty of readers of this blog think they could do a better job managing the U.S. economy than Fed Chairman Ben Bernanke. Well, now's their chance --

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U-Haul Investors Club
May 28

8 new investment opportunities are now posted. Terms are range from 5 to 30 years.

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Jose Moreno, Komal Patel and Joe Kelsey like this.

U-Haul Investors Club shared a link.
May 17

A Campaign we launched on FundAnything.com. Check it out!

U-HAUL Investors Club

Grants to Authors who Publish Articles Regarding Crowdsourcing as a Means for Raising Funds
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U-Haul Investors Club would like to explore the potential funding

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Douglas Weston III, Eric Nims and 2 others like this.

U-Haul Investors Club
April 26

The funding of the U-Haul Investors Club has exceeded 36 million dollars!

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5 1 · September 24, 2012 at 2:26pm

Randy Katt
Finally someone to pay me a car payment for a change. Sign...
1 · August 8, 2012 at 4:58pm

Elnora Cunningham
I just completed my first investment and have to say it was ...
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U-Haul Investors Club
May 14

We are planning to post more offerings on Tuesday May 28th. Please visit our website during that day after 10:00am MST for more details. Thank you for your patience!

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U-Haul Investors Club shared Money Magazine's photo.
May 3

See how much more you can save by starting early.


THE POWER OF
AN EARLY START
How much you'd have at 65 if you

U-Haul Investors Club shared Bankrate.com's photo.
April 17

"Make saving part of your routine" - Bankrate.com

U-Haul Investors Club offers periodic fund transfer features that are available to incorporate into your financial plans.

> Here are 5 winning ways to ramp up your savings: http://dld.bz/cxpXz.



have too much money in the ban
- SAID NO ONE EVER

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U-Haul Investors Club shared a link via Lend Academy.
March 22

Would the same concept work for the peer-to-business lending? The U-Haul Investors Club offers both Traditional and Roth IRA.



The Best Way to Invest in P2P Lending is with an IRA
www.lendacademy.com

In the mid 1990's I didn't grasp the importance of the above graph (taken from Prosper's IRA page). I was young and foolish when it came

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U-Haul Investors Club
March 13



Your contribution
25 to 35
$602,100
35 to 65
$540,700

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U-Haul Investors Club shared a link via The Motley Fool.
April 5

April 15th is right around the corner!

The Motley Fool

You Have 2 Weeks to Do This and Save Hundreds on Your Taxes
mot.ly

The Motley Fool - If you haven't opened an IRA yet, you're missing out on some huge tax savings.

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U-Haul Investors Club shared a link via Money Magazine.
March 29

"My not-so-secret secret has been to keep it simple and hold the line on costs." - Walter Updegrave



Our expert reveals his personal retirement strategy
money.us

In his final column, Money magazine's Expert shares his approach to retirement planning.

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U-Haul Investors Club shared a link via BanklessTimes.
March 15

Article about the U-Haul Investors Club, by Jess Davidson



U-HAUL

U-Haul offers direct investing options for long-term investors
banklesstimes.com

million dollars!!

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U-Haul Investors Club shared a link via The Motley Fool.
March 7

"It's never too early to consider these smart money moves." - Fool.com

5 Smart Money Moves for Teens and College Students
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The Motley Fool - Get personal finance advice tailored to your age.

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U-Haul Investors Club shared a link via The Motley Fool.
February 22

Traditional IRA or Roth IRA?

The Motley Fool

Pros and Cons of Converting Your IRA to a Roth
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The Motley Fool - Roth conversions make a lot of sense, but they're not for everyone.

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U-Haul Investors Club shared a link via The Motley Fool.
February 12

This is crazy! -- Start with a dollar. Double it every day. In 48 days you'll own every financial asset that exists on the planet -- about $200 trillion: http://mot.ly/11uWu48 by Morgan Housel

The Motley Fool

100 Startling Facts About the Economy
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The Motley Fool - Easy reading for the curious.

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U-Haul Investors Club shared The Wall Street Journal's photo.
February 4

Missed any of the Super Bowl ads? You can watch and rate them all here: http://bit.ly/XF9j5x



likely springs to mind is a company that offers moving trucks for do-it-yourselfers

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U-Haul Investors Club shared Money Magazine's photo.
March 1

The U-Haul Investors Club accepts both Traditional and Roth applications!

Do you qualify for a Roth?


JALIFIES?
O $5,000 ($6,000 IF YOU'RE 50 OR OLDER) IN AN
TIONAL IRA
owed if AGI below
ROTH I
Contribution okay
PARTIAL
FULL
$68,000
SINGLE
$110,000
$112,000
MARRIED
$173,000
s for workers with employer-based retirement plans. SOURCE: Intern

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U-Haul Investors Club shared The Wall Street Journal's photo.
February 6

And on the eighth day God looked down on his planned paradise and said, "I need someone who can flip this for a quick buck." So God made a banker.
http://on.mktw.net/WQzG7q

Credit: Shutterstock.com




Tide
Mercedes
Volkswagen
Milk
Dodge
Hyundai
Doritos
Sketchers
Speed Stick
Best Buy
ETrade
Toyota

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U-Haul Investors Club shared a link via Money Magazine.
January 22



Interest rates: The big freeze
money.us

Rates won't be moving higher anytime soon. Here's what you need to do if you plan to get a mortgage or put money into savings.

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U-Haul Investors Club shared a link via The Motley Fool.
January 14

The Secret to Long-Term Wealth: Slow and Steady
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The Motley Fool - Short-term boring, long-term exciting.

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U-Haul Investors Club shared a link.
December 21, 2012

From Phoenix Business Journal by Tim Gallen



U-Haul offers direct path for small investors - Phoenix Business



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U-Haul Investors Club shared a link via Lend Academy.
January 29

Help Name the First P2P Lending Conference
www.lendacademy.com

One of my New Years's goals was to put on the world's first conference dedicated to p2p lending this year. So it was serendipitous that I received an email

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U-Haul Investors Club shared a link.
January 16



Cat Beats Professional Wealth Managers at Picking Stocks | TIME.com
newsfeed.time.com

The stocks selected by Orlando the cat managed to outperform those selected

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U-Haul Investors Club shared The Wall Street Journal's status.
January 8

Earning more money tends to make people happier, at least up to a point. But a new study has found happier people actually make more money. http://on.wsj.com/UugL2W

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U-Haul Investors Club shared a link via The Motley Fool.
December 27, 2012

Santa Corp. and the Real Costs of Christmas
mot.ly

The Motley Fool - A workshop at the North Pole doesn't come cheap.

U-Haul Investors Club shared a link.
December 21, 2012

From Phoenix Business Journal by Tim Gallen



U-Haul offers direct path for small investors - Phoenix Business Journal
www.bizjournals.com

To secure additional financing for new equipment and real estate purchases.

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U-Haul Investors Club shared a link via Kung Fu Finance.
December 3, 2012



Price vs. Value: The Art of Investing
www.kungfufinance.com

"So sorry I am late, Dorian. I went to look after a piece of old brocade in Wardour Street and had to bargain for hours for it. Nowadays people know the price of everything and the value of nothing." Oscar

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U-Haul Investors Club shared U-Haul's photo.
November 12, 2012

Help donate 10,000 meals to St. Mary's Food Bank Alliance ! Please share with your friends!


Help Us Donate
10,000 Meals!
15th Anniversary 1967-2012
St. Mary's Food Bank Alliance
For every new "page like" we are donating 1 meal to St. Mary's Food Bank through Thanksgiving!
U-HAUL

Santa Corp. and the Real Costs of Christmas
mot.ly

The Motley Fool - A workshop at the North Pole doesn't come cheap.

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U-Haul Investors Club shared a link via The Motley Fool.
December 14, 2012

Why the Fiscal Cliff Will Crush Business
mot.ly

The Motley Fool - From defense to health care to retail, come January, no sector is safe.

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U-Haul Investors Club shared a link.
November 16, 2012

"Dividend Tax Increase Could be a Boon for P2P Lending" - By Peter Renton

http://www.lendacademy.com/dividend-tax-increase-could-be-a-boon-for-p2p-lending/
www.lendacademy.com

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U-Haul Investors Club shared U-Haul's photo.
November 12, 2012

What's your favorite fried turkey recipe? Tell us for a chance to win an Oil-Less Turkey Fryer before Thanksgiving! http://social.uhaul.com/4Sn


Tasty Fried Turkey Recipe Contest

U-Haul Investors Club shared a link.
November 8, 2012

AMERCO declares a special cash dividend of $5.00 per share!

Amerco (UHAL.O) Key Developments | Reuters.com
www.reuters.com

Connect to the most current information on stocks and bonds on Reuters.com. What you need to know now about NYSE, Dow Jones, S&P, and Nasdaq at Reuters.com

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U-Haul Investors Club shared a link.
October 30, 2012

New offering is now posted - 3% 2 years backed by U-Haul furniture pads!

U-Haul Investors Club®: Direct Investment Opportunities
www.uhaulinvestorsclub.com

Direct Investing Opportunities with U-Haul Investors Club®. Investing Made Simple. Secured Assets. Fair Returns.

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U-Haul Investors Club shared U-Haul's photo.
October 22, 2012

Thanks to everyone who came out for the Wounded Warrior Project Soldier Ride in Phoenix today! If you have pictures for the ride be sure to share them with us!


U-HAUL


Win an Oil-Less Turkey Fryer!

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U-Haul Investors Club shared a link via Kung Fu Finance.
November 2, 2012



Getting Wealthy One Decimal Point at a Time
www.kungfufinance.com

I traveled back from the outstanding Stansberry Alliance conference yesterday and will give you a full report

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U-Haul Investors Club shared a link.
October 26, 2012

Here is a quick reference for P2P Lending platforms. Perhaps there will be a P2B reference some day?



Peer to Peer Lending
financecareers.about.com

Peer to peer lending (P2P) uses online platforms to bring borrowers and lenders together, bypassing the banks. Crowd funding is a related phenomenon discussed here.

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U-Haul Investors Club
October 19, 2012

Interest of $79,900 was paid in September 2012

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U-Haul Investors Club
October 12, 2012

Coverdell Educational Saving Account is now available at the U-Haul Investors Club!

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U-HAUL Investors Club®

Investing made easier®

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$ 40,024,700 Invested by members as of today.

About us | How direct investing works | Investment opportunities | Frequently asked questions | Contact us



U-HAUL
MAKES MOVING EASIER

Invest in a name you've trusted since 1945®

Fair returns on asset-backed investments®

Join for free » Or learn how direct investing works.

Fair investment returns?*

- Bank of America Regular Savings: 0.01%
- Money Market: 0.47%
- ING Orange Savings: 0.75%
- 5-year CD yield (overnight averages): 1.24%
- 10-year treasury yield: 2.13%

Do your homework!

Diversify

- Varying maturities
- Individual accounts
- Real estate
- Equipment
- Hard assets

Fixed interest rate

- Easy to understand
- Payments you can count on
- No hidden costs
- No hidden fees

Asset-secured

- See the asset yourself
- Extra protection on your investment
- Invest like the Smart Money®

Home | About us | How direct investing works | Investment opportunities | Frequently asked questions | Contact us
SEC filings | Legal documents | Follow us

AMERCO has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about AMERCO and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or under the Investment Opportunities/View Full Details pages of this website.

* Effective June 3, 2013. Per bankofamerica.com, bankrate.com, ing.com, and treasury.gov. Provided for comparison purposes only. Actual rates may vary. U-Haul Investors Club® is not responsible for nor does it guarantee accuracy of rates posted. U-Notes® are not FDIC insured.

Concepts of Direct Investing - U-Notes®

U-Note Investing

Secured Notes. No sales charges. No fees to join.
The simple & inexpensive way to invest.


You Directly Invest Smaller Amounts of Money
Full Investment Is Used By Company
Fair Interest and Principal Returned
Allows for more re-investing

VS

Traditional Investing


"Wall Street" Investors Invest Big Amounts of Money
Bankers & Brokers Take Their Share
Company Uses What's Left Over
Interest Returned From What's Left Over
Individuals Indirectly Invest In Company via "Wall Street" and Banks

Benefits of Direct Investing in U-Notes®

The U-Haul Investors Club® has several unique features that individuals do not normally see in investment opportunities, even in peer-to-peer lending and crowdfunding.

Fixed interest rate
You can count on your payment without worrying about the state of the economy.

Small denominations
Unlike many annuities or mutual funds, you can invest in increments as small as $100.

Backed by a specific asset
U-Notes® are backed by assets such as trailers, trucks, real estate and equipment.

Simple
You are investing with us directly through our website and we issue U-Notes® directly without going through underwriters or brokers. There is no sales charge or brokerage commission and there is no fee to join.

Variety
We make diversifying your investment portfolio easy with several account types such as Individual, Trust (Individual and Corporation), Custodial, LLC, Partnership, Corporation (C type and S type), Qualified funds account types (Traditional and Roth IRAs) and Coverdell Educational Saving Account (CESA).

Browse investment opportunities »

How to invest in U-Notes®

Step 1
The first thing to do is join the U-Haul Investors Club®.

Step 2
Sign in and transfer funds to your U-Haul Investors Club® account.

Step 3
Browse investment opportunities and invest in U-Notes® that work for you.

Things to consider before you invest with U-Haul Investors Club®

We believe in transparency, so here are a few things you should know before you start investing.

U-Haul Investors Club® is not for short-term investors
U-Haul Investors Club® members cannot easily sell or trade their U-Notes®, and are required to hold the U-Note® until maturity unless earlier redeemed by us in our sole discretion. Maturities range between 2 to 30 years, please review the terms in our prospectus and prospectus supplements carefully and invest accordingly.

The U-Note® is not FDIC insured
While the money you deposit into your U-Haul Investors Club® account is not insured by anyone, your investment is secured by the asset.

There are risks involved
As with all forms of investments, risk can only be reduced, not eliminated. View our prospectus and prospectus supplements for details on the risks of investing with U-Haul Investors Club®.

No pre-payment penalty
We reserve the right to pay back any U-Note® at any time, with no pre-payment penalties. However, we are under no obligation to do so.

Full-Recourse Obligation
"Full-Recourse Obligation" means that AMERCO® (the issuer) is required to repay you the full amount of principal and interest owed. Your recovery is not limited to the value of the collateral securing your U-Note®, as would be the case in a limited-recourse or non-recourse scenario. The collateral provides you with a security interest and lien on the specified asset(s) you select with your investment, and the full recourse nature of the U-Note® means that AMERCO® is required to repay you in full.
View our prospectus and prospectus supplements and all terms and conditions for details on the risks of investing with U-Haul Investors Club®.

No secondary market
Each U-Note® investment must be held until its respective maturity date. There is no secondary market for U-Notes®, and you will not be able to sell the U-Note® back to the company. If you want to sell your U-Note® you will need to find a buyer yourself and pay a transfer and re-title fee. The current fee is $25 per transfer (Fee subject to change without prior notice).

Direct Investment opportunities

Invest like the Smart Money®

Items listed below are currently available. View our previous offerings

Offering #	Description	% funded	Rate	Term	Acceptance	
UIC-02B-7	**New Utility Dolly** ⊞ View full details	0.56%	3%	2 years	5 days	View payment schedule
UIC-08B-57	**Existing JH Truck** ⊞ View full details	0.02%	3.75%	3 years	5 days	View payment schedule
UIC-12C-5	**Existing AV Trailer** ⊞ View full details	0%	4.8%	5 years	5 days	View payment schedule
UIC-12C-6	**Existing AV Trailer** ⊞ View full details	0%	5.32%	6 years	5 days	View payment schedule
UIC-12C-7	**Existing AV Trailer** ⊞ View full details	0.51%	5.85%	7 years	5 days	View payment schedule
UIC-12C-8	**Existing AV Trailer** ⊞ View full details	3.64%	6.37%	8 years	5 days	View payment schedule
UIC-13C-3	**Existing RV Trailer** ⊞ View full details	0%	6.51%	9 years	5 days	View payment schedule
UIC-13C-4	**Existing RV Trailer** ⊞ View full details	0.08%	6.65%	10 years	5 days	View payment schedule
UIC-06C-2	**U-Haul Moving & Storage at I-35 & Berry St.** ⊞ View full details	68.33%	6.9%	15 years	5 days	View payment schedule
UIC-09C-2	**U-Haul Moving & Storage of Lapalco Blvd** ⊞ View full details	95.02%	8%	30 years	5 days	View payment schedule

Begin Direct Investing & Join for Free!

No commission, maintenance fees or minimum balance requirement on any of the U-Haul Investors Club® accounts.
Start the account with a deposit as low as $100.

Already a member? Sign In.

Personal Investments

Purchase a U-Note® for yourself or on behalf of a child. Simply complete a paperless application online to get started. You will be able to transfer funds from your checking/savings account to your U-Haul Investors Club® personal accounts once your e-mail address and bank account information are verified.

- Individual Account
- Custodial Account (UGMA/UTMA)
- Coverdell Educational Savings Account

Retirement (IRAs) Investments

Take advantage of tax benefits and save for your retirement with a U-Haul Investors Club® Traditional IRA or Roth IRA. All applications are completed electronically with no hassles on mailing the paperwork (with the exception of direct transfer). Start a new IRA, or rollover/transfer from your existing IRA/401K today.

- Traditional IRA
- Roth IRA
- Rollover or transfer your 401K

Trust Investments

Invest on behalf of your trust whether the designated Trustee is an individual or institution. Start your U-Haul Investors Club® trust account in five easy steps:

1. Complete the online application.
2. Verify your e-mail address.
3. Log in to your account, print and sign the trust certificate form.
4. E-mail/fax a few pages of your trust agreement (to identify the designated trustee) along with the trust certificate.
5. Link and verify your checking/savings account to transfer funds.

- Trust Account (Individual as Trustee)
- Trust Account (Corporate/Institution as Trustee)

Business Investments

Purchase a U-Note® on behalf of your organization. Start your U-Haul Investors Club® business account in four easy steps:

1. Complete the online application.
2. Verify your e-mail address.
3. Log in to your account, print and have the approved & signed corporate resolution form e-mailed or faxed to the U-Haul Investors Club®.
4. Link and verify your checking/savings account to transfer funds.

- Limited Liability Company (LLC)
- Partnership
- C Corporation
- S Corporation

Legal documents

- Terms of use
- Privacy policy
- Base indenture
- Annual trustee certification
- Traditional IRA Disclosure
- Form 5305-A For Traditional IRAs
- Roth IRA Disclosure
- Form 5305-RA For Roth IRAs
- IRS approval of Oxford Life as a non-bank trustee

Terms of Use

Thank you for your interest in the U-Haul Investors Club®! By utilizing, browsing or otherwise accessing our website at www.uhaulinvestorsclub.com, including any subdomain thereof (the "Website"), you (the "User") hereby acknowledge, represent and warrant to us that you have read and understand, and you do hereby agree to be bound by, these terms of use ("Terms of Use"), regardless of whether you are a member of the U-Haul Investors Club® and regardless of whether you invest in promissory notes or other securities ("Notes") issued pursuant to the U-Haul Investors Club®. These Terms of Use also apply to all members of the U-Haul Investors Club®. As used herein, "User" means anyone who accesses and/or uses the Website and all members of the U-Haul Investors Club®.

NOTICE: THESE TERMS OF USE CONTAIN A BINDING ARBITRATION PROVISION WHICH AFFECTS YOUR LEGAL RIGHTS AND MAY BE ENFORCED BY US. BY AGREEING TO THESE TERMS OF USE, YOU ARE VOLUNTARILY GIVING UP YOUR RIGHT TO A TRIAL BY JURY.

Changes to these Terms of Use

AMERCO and its affiliates (as used herein, "we" or "us", as applicable) reserve the right from time to time to make changes to these Terms of Use. If we do so, we will post the changed Terms of Use on the Website and will indicate at the bottom of this page the date the Terms of Use were last revised. You acknowledge and agree that your continued use of the Website and/or membership to the U-Haul Investors Club® after we have made any such changes constitutes your acceptance of the new Terms of Use.

Questions

Please visit our Frequently Asked Questions page for more information about the U-Haul Investors Club® and investing in Notes.

Eligibility

This Website is intended solely for Users who are eighteen (18) years of age or older who are U.S. residents. Any registration by, use of or access to the Website, or to the U-Haul Investors Club®, by anyone under the age of eighteen (18) is prohibited and constitutes a violation of these Terms of Use. By joining the U-Haul Investors Club®, you represent and warrant that you are a resident of the U.S., eighteen (18) or older and that you agree to abide by all of the terms and conditions of these Terms of Use. If you violate any of these Terms of Use, or otherwise violate an agreement between you and us, we may terminate your membership in the U-Haul Investors Club® and/or prohibit you from using or accessing the U-Haul Investors Club® or the Website (or any portion, aspect or feature of the U-Haul Investors Club® or the Website), at any time in our sole discretion, with or without notice. Before becoming a member of the U-Haul Investors Club®, prospective investors are subject to identification verification. Users hereby consent to such identification verification.

User Representations

You represent, warrant and agree not to use the U-Haul Investors Club® or the Website to: (i) impersonate any person or entity, or falsely state or otherwise misrepresent or misidentify yourself or your age or create a false identity in connection with the U-Haul Investors Club®; (ii) upload, post, transmit, share or otherwise make available any material that contains software viruses or any other computer code, files or programs designed to interrupt, destroy or limit the functionality of any computer software or hardware or telecommunications equipment; or (iii) use or attempt to use another's U-Haul Investors Club® account without their permission.

Registration Data; Account Security

In consideration of your use of the Website, you agree to (a) provide us with accurate, current and complete information about you as may be prompted by any registration forms on the Website ("Registration Data"); (b) maintain the security of your password, identification and U-Haul Investors Club® account number; (c) maintain and promptly update the Registration Data, and any other information you provide to us, to keep it accurate, current and complete; and (d) be fully responsible for all use of your account and for any actions that take place using your account.

Intellectual Property

All the registered trademarks, unregistered trademarks, trade dress, graphics, logos, designs, page headers, button icons, scripts, and brand names on the U-Haul Investors Club® website are our sole property. None of the above may be used in connection with any product or service in any manner that is likely to cause confusion with the services offered at the U-Haul Investors Club® website and may not be copied, imitated or used, in whole or in part, without our prior written consent.

The contents of the U-Haul Investors Club® website, including without limitation the designs, text, graphics, pictures, video, information, software, music, sound and other files, and their selection and arrangement (collectively, "site content"), are proprietary and copyrighted under United States law and protected by worldwide copyright laws and treaty provisions, with all rights reserved. The site content may not be copied, distributed, framed, reproduced, republished, downloaded, displayed, posted, transmitted, or sold in any way or by any means, in whole or in part, without our prior written consent. We reserve all rights, title and interests – intellectual property and otherwise – for materials on the site.

Provided that you are eligible for use of the site, you are granted a limited license, revocable at any time in our sole discretion, to access and use the site and to download or print a copy of any portion of the site content solely for your personal use, provided that you keep all copyright or other proprietary notices intact. You may not republish any materials or content on any Internet, Intranet or Extranet site or incorporate the information in any other database or compilation, and any other use of the site content is strictly prohibited. Your limited license is subject to these Terms of Use and does not include use of any data mining, robots or similar data gathering or extraction methods. This license is revocable by us at any time without notice and with or without cause. Any use of the site or the site content other than as specifically authorized herein, without our prior written permission, is strictly prohibited and will terminate the limited license granted herein. Such unauthorized use may also violate applicable laws including without limitation copyright and trademark laws and applicable communications regulations and statutes. Except for the limited license explicitly stated herein, nothing in these terms of use shall be construed as conferring any license to intellectual property rights, whether by estoppel, implication or otherwise.

Links to Other Websites and Content

The Website contains (or you may be sent through the Website or the U-Haul Investors Club®s) links to other websites ("Third Party Websites"), as well as articles, photographs, text, graphics, pictures, designs, music, sound, video, information, software and other content belonging to or originating from third parties (the "Third Party Content"). Such Third Party Websites and Third Party Content are not investigated, monitored or checked for accuracy, appropriateness, or completeness by us, and we are not responsible for any Third Party Websites accessed through the Website or any Third Party Content posted on the Website, including without limitation the content, accuracy, offensiveness, opinions, reliability or policies of or contained in the Third Party Websites or the Third Party Content. Inclusion of or linking to any Third Party Website or any Third Party Content does not imply approval or endorsement thereof by us. If you decide to leave the Website and access the Third Party Websites, you do so at your own risk and you should be aware that our terms and policies do not govern such Third Party Websites. You should review the applicable terms and policies, including privacy and data gathering practices, of any Website to which you navigate from the Website.

Subscription Offering

The offering of Notes under the U-Haul Investors Club® is structured as a subscription offering. This means AMERCO is offering prospective investors the opportunity to subscribe to purchase Notes, which AMERCO may accept or reject. AMERCO reserves the right to accept or reject, in whole or in part, in its sole discretion, any subscription to purchase Notes. AMERCO also reserves the right to require prospective investors to provide certified copies of entity organizational documents and/or trust documents where applicable. Residents of certain states may be subject to investor suitability requirements and such prospective investors must ensure that they satisfy those requirements before offering to invest or investing in the Notes.

Consent to Electronic Transactions and Disclosures

The U-Haul Investors Club® operates exclusively on the Internet. As a condition of membership to the U-Haul Investors Club®, you must consent to transactions with us online and electronically. By agreeing to the Terms of Use, you agree to receive electronically from us all documents, communications, notices, contracts, securities offering materials, account statements, agreements, and tax documents including any IRS Form 1099, arising from the U-Haul Investors Club® (collectively or individually as the case may be, "Disclosures"). Such agreement shall remain in effect for so long as you are a member of the U-Haul Investors Club®. For purposes of these Terms of Use, an IRS Form 1099 includes any Form 1099 or other form, schedule or information statement, including corrections of such documents, required to be provided pursuant to U.S. Internal Revenue Service rules and regulations and that may be provided electronically (each, an "IRS Form 1099"). By agreeing to these Terms of Use, you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Website. Notes will be issued in uncertificated book-entry form only.

Before you decide to join the U-Haul Investors Club®, please ensure that you have access to the following required hardware and software: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions, such as Internet Explorer 5.0 or above, or the equivalent software; and hardware capable of running this software.

Any Disclosures will be provided to you electronically, either through the Website or via electronic mail to the verified email address you provided to us. If you do not consent to receive an IRS Form 1099 electronically when you agree to these Terms of Use, or if you subsequently revoke such consent, a paper copy of any IRS Form 1099 required to be delivered to you after the effective time of your failure to consent or revocation of consent will be provided. This will be sent to you at no cost. However, a fee may be charged for any additional or replacement copies of such IRS Form 1099. If you withdraw your consent to receive IRS Forms 1099 electronically, we will confirm your withdrawal and its effective date in writing by email and we may decline subscription offers from you in the future. Such withdrawal will take effect for the calendar year in which it is made so long as such withdrawal is made before November 1 of such calendar year. Any IRS 1099 Forms provided electronically will remain accessible through at least October 15 of the year in which such IRS Form 1099 is made available; after that time the IRS Form 1099 may no longer be accessible electronically.

How to Contact Us

You can contact us via email at info@uhaulinvestorsclub.com. You may also reach us in writing at the following address: U-Haul Investors Club®, 2721 N. Central Avenue, Phoenix, AZ 85004.

You must keep us informed of any change to your email address so that you can continue to receive all Disclosures in a timely fashion. If your registered email address changes, you must update your U-Haul Investors Club® account to reflect such change.

Privacy

Please review the U-Haul Investors Club® Privacy Policy on this Website. By using the Website or joining the U-Haul Investors Club®, you are consenting to such Privacy Policy.

Availability of Funds; ACH Process (non-Qualified Accounts only)

With respect to non-Qualified Accounts (as hereinafter defined), in order to participate in the U-Haul Investors Club® and invest in Notes, you must link a U.S. bank account ("Bank Account") to your U-Haul Investors Club® account. Nominal debits to your linked bank account will be made by us, and shortly thereafter credited back to your account, as part of the initial account establishment and verification process. In order to invest in Notes for non-Qualified Accounts, Users must first fund their U-Haul Investors Club® account by causing an Automated Clearing House ("ACH") transfer of funds from their Bank Account to their U-Haul Investors Club® account. It will take up to five (5) business days for such funds to be transferred into User's U-Haul Investors Club® account and available for User to use for investment in Notes. Uninvested funds in your U-Haul Investors Club® account do not earn interest.

With respect to non-Qualified Accounts, in order for a User to remove funds from its U-Haul Investors Club® account, such User must initiate an ACH transfer of those funds from User's U-Haul Investors Club® account to the Bank Account. It will take up to five (5) business days for such funds to be transferred into User's Bank Account; *provided, however*, that with respect to funds transferred into User's U-Haul Investors Club® account from the Bank Account, there will be a thirty (30) day hold before such funds are eligible for transfer to User's Bank Account. All transfers of funds shall be done by ACH through the Website. Please visit the Website for the step-by-step instructions on initiating ACH transfers.

In the event an ACH funds transfer is not processed due to insufficient funds in your Bank Account or otherwise, the returned amount will be deducted from your U-Haul Investors Club® account balance or from Notes you have subscribed to purchase. Additionally, you must deposit good funds into your U-Haul Investors Club® account to cover any remaining shortfall, if any, caused by such ACH return. If you do not deposit sufficient funds to cover such shortfall within 10 calendar days, any negative balance may be deducted from your most recently invested Notes.

Other Agreements and Contradiction of Terms

In addition to these Terms of Use, you may enter into other agreements with us that will govern your investments through the U-Haul Investors Club®. If there is any contradiction between these Terms of Use and any such other agreement, the terms of such other agreement shall prevail.

Notes issued under the U-Haul Investors Club® are registered with the U.S. Securities and Exchange Commission on a Form S-3 Registration Statement filed October 7, 2010, as amended, and various Prospectus Supplements filed pursuant to Rule 424(b)(2) from time to time. The Notes are subject to the terms of the Base Indenture between AMERCO and U.S. Bank National Association, as Trustee, dated as of February 14, 2011 and the terms of various Supplemental Indentures entered from time to time. Collateral is pledged pursuant to Pledge and Security Agreements which are supplemented from time to time to update the collateral list thereunder, as well as other appropriate pledge and perfection documentation. This documentation ("Documentation") is available on the Website, and much of it is available as well at sec.gov. Alternatively, if you would like a free paper copy of any such documentation, please contact us at info@uhaulinvestorsclub.com or by mail at U-Haul Investors Club®, 2721 N. Central Avenue, Phoenix, AZ 85004. We urge all investors and prospective investors to read such Documentation before making an investment decision.

Risk Factors; Investment Decision

Risk factors and other considerations with respect to AMERCO and the Notes are identified in our Documentation. Please read the Documentation carefully before making an investment decision. *Among other considerations, prospective investors and investors must understand that except between members of the U-Haul Investors Club® through privately negotiated transactions, the Notes are not transferrable, redeemable or exchangeable and must be held by the investor until the respective stated maturity date of the Note.* The Notes are not a liquid investment. If you believe you will need access to the funds you are otherwise planning on investing in Notes prior to the stated maturity date of such Notes, then you should not invest in the Notes at this time.

Neither AMERCO, the U-Haul Investors Club®, the Trustee, nor any of their respective affiliates provides investment advice. We are not a fiduciary, investment advisor, broker or the like. We do not and will not review the merits, legitimacy, appropriateness or suitableness of any investment and we have no discretion to direct any investments for you. Prospective investors and investors must make their own investment decision about whether and when to invest in Notes and the selection of such Notes, if any.

No Fractional Notes

We do not issue fractional Notes. In the event Notes are passed to a designated beneficiary or beneficiaries upon the death of the account owner, such Notes will be passed based upon the account owner's beneficiary designation in its U-Haul Investors Club® account, based upon the number of Notes held by such account owner in each individual series of Notes, rounded to whole Notes. The first-listed beneficiary on the account owner's U-Haul Investors Club® account will be passed a greater number of Notes in any individual series of Notes, if and to the extent necessary to avoid the issuance or distribution of fractional Notes.

IRAs, Roth IRAs, and Coverdell Education Savings Accounts

Notes may be purchased into a self-directed qualified account, subject to Section 4975 of the Internal Revenue Code and other applicable laws, such as a self-directed IRA, self-directed Roth IRA, or a Coverdell Education Savings Account ("CESA") (any of the foregoing, a "Qualified Account"). Please visit the Website for information on opening a Qualified Account. AMERCO affiliate Oxford Life Insurance Company (subject to substitution in its discretion) serves as the Custodian for the Qualified Accounts. Funds in a Qualified Account will not be available for investment in Notes until seven calendar days following finalization of account verification. By opening a Qualified Account, you authorize the Custodian to engage U-Haul to perform the account verification, funds withdrawal and transfer, and other account maintenance required for your account.

Holders of IRA/Roth IRA Qualified Accounts are required to understand and follow the rules and regulations with respect to Required Minimum Distributions ("RMD"), and to take their RMDs in the amounts and at the times as required per applicable law. The responsible individuals of a CESA are responsible for understanding the rules regarding qualified education expenses and ensuring that CESA funds are used only for that purpose. Members must also make their decision to establish a Qualified Account carefully, as members will not be permitted to recharacterize their Qualified Account from one form of U-Haul Investors Club® Qualified Account to another. For example, a contribution to a U-Haul Investors Club® Roth IRA can not be recharacterized as a contribution to a U-Haul Investors Club® traditional IRA, and vice versa.

You must ensure that you have sufficient funds to take your RMD as required. In the event you are required to take an RMD and do not have sufficient funds to do so from sources separate from your U-Haul Investors Club® Qualified Account, you may convert your Notes held under your U-Haul Investors Club® Qualified Account (or the appropriate portion thereof) into Notes to be held under a U-Haul Investors Club® non-Qualified Account, which conversion would operate as an RMD. However, please note that in the event your Notes, or any portion thereof, held under your U-Haul Investors Club® Qualified Account are converted into Notes to be held under a non-Qualified Account, we are not required to liquidate, redeem or otherwise buy-back your Notes or such portion thereof so converted. Accordingly, in such event, you will have taxable income and no cash payments from the U-Haul Investors Club® on account of such transaction to pay such liability, and in such event you may owe more in taxes than you would have owed, had you maintained sufficient funds in qualified accounts separate from your U-Haul Investors Club® Qualified Account. We will not be liable for any penalties or taxes, including due to Note conversion as described above, related to your taking an RMD, your failure to take an RMD, or to your receipt of an amount in excess of the RMD.

With respect to CESAs, the responsible individual shall continue to serve as the responsible individual for the CESA after the designated beneficiary attains the age of majority under state law and until such time as all assets have been distributed from the CESA and the CESA terminates. If the responsible individual becomes incapacitated or dies after the designated beneficiary reaches the age of majority under state law, the responsible individual shall be the designated beneficiary.

Investors agree that such Note conversion from a Qualified Account to a non-Qualified Account, as well as any valuation of the Qualified Account for record-keeping and/or reporting purposes, shall be done in such equitable manner as determined by us. Investors must understand that where assets are illiquid or their value is not readily ascertainable on either an established exchange or generally recognized market, such as these Notes, the valuation is by necessity merely an estimate of value in a broad range of values, and its accuracy should not be relied upon for any other purpose.

Please consult your tax advisor for any questions regarding Qualified Accounts.

Website Maintenance

The Website and the U-Haul Investors Club® may be temporarily unavailable from time to time for maintenance or other reasons. We assume no responsibility for any problems or technical malfunction of the Website or of any telephone network or lines, computer online systems, servers or providers, computer equipment, software or failure of email on account of technical problems or traffic congestion on the Internet or on the Website or combination thereof, including injury or damage to Users or to any other person's computer related to or resulting from participating or downloading materials in connection with the Website and/or in connection with the U-Haul Investors Club®. Under no circumstances will we be responsible for any loss or damage resulting from anyone's use of the Website or the U-Haul Investors Club®

The Company reserves the right to change any and all content contained in the Website or relating in any way to the U-Haul Investors Club®s at any time without notice. The Website, as well as the other aspects of the U-Haul Investors Club®, are operated and performed by U-Haul International, Inc. ("U-Haul"), an affiliate of AMERCO. We reserve the right to hire agents and organizations from time to time, to perform administrative and custodial services with respect to the U-Haul Investors Club®. The limitations on liability on our duties to you under these Terms of Use and the Documentation shall also apply with respect to each agent or organization so employed.

Limitation on Liability

EXCEPT IN JURISDICTIONS WHERE SUCH PROVISIONS ARE RESTRICTED, IN NO EVENT WILL WE OR ANY OF OUR OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE TO YOU OR ANY THIRD PARTY FOR ANY DIRECT OR INDIRECT, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES (COLLECTIVELY OR INDIVIDUALLY, "DAMAGE"), INCLUDING FOR ANY LOST PROFITS ARISING FROM YOUR USE OF THE WEBSITE OR THE U-Haul Investors Club® OR ANY OF THE WEBSITE CONTENT OR OTHER MATERIALS ON OR ACCESSED THROUGH THE WEBSITE, EVEN IF THE COMPANY IS AWARE OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR ANY DAMAGE AS A RESULT OF YOUR TRANSFER OR ATTEMPTED TRANSFER OF YOUR NOTE OR NOTES TO A THIRD PARTY.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, TO THE EXTENT PERMITTED OR NOT PROHIBITED BY APPLICABLE LAW, OUR LIABILITY TO YOU FOR ANY CAUSE WHATSOEVER, AND REGARDLESS OF THE FORM OF THE ACTION, WILL AT ALL TIMES BE LIMITED TO THE PRINCIPAL BALANCE REMAINING IN YOUR ACCOUNT, IN CONNECTION WITH THE U-Haul Investors Club®; PROVIDED HOWEVER, THAT IN NO CASE WILL OUR LIABILITY TO YOU EXCEED $1000. YOU ACKNOWLEDGE THAT IF NO INVESTMENTS ARE MADE BY YOU TO US IN CONNECTION WITH THE U-Haul Investors Club®, YOU SHALL BE LIMITED TO INJUNCTIVE RELIEF ONLY, UNLESS OTHERWISE PERMITTED BY LAW, AND SHALL NOT BE ENTITLED TO DAMAGES OF ANY KIND FROM US, REGARDLESS OF THE CAUSE OF ACTION.

IN ADDITION, CERTAIN FEDERAL AND STATE LAWS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF CERTAIN DAMAGES. IF THESE LAWS APPLY TO YOU, SOME OR ALL OF THE ABOVE DISCLAIMERS, EXCLUSIONS OR LIMITATIONS MAY NOT APPLY TO YOU, AND YOU MAY HAVE ADDITIONAL RIGHTS.

Governing Law

By utilizing, browsing or otherwise accessing the Website and/or by joining the U-Haul Investors Club®, you agree that the laws of the State of Nevada, without regard to any principles of conflict of laws that would require or permit the application of the laws of any other jurisdiction, will govern these Terms of Use.

Arbitration Agreement and Waiver of Class Action

In the event of a dispute related to the U-Haul Investors Club®, any investment in Notes thereunder, or any document, disclosure or agreement in connection with the foregoing, User agrees to submit the Dispute to binding arbitration in accordance with the following terms:

(a) Any party in its reasonable discretion may give written notice to the other applicable parties that the dispute be submitted to arbitration for final resolution. Within fifteen (15) calendar days after receipt of such notice, the receiving parties shall submit a written response. If the dispute remains following the exchange of the written notice and response, the parties involved in the dispute shall mutually select one arbitrator within fifteen (15) calendar days of receipt of the response and shall submit the matter to that arbitrator. If these parties cannot mutually agree on a single arbitrator during such fifteen (15) day period, these parties shall no later than the expiration of that fifteen (15) day period jointly submit the matter to the American Arbitration Association ("AAA") for expedited arbitration proceedings to be conducted at the AAA offices, or at another mutually agreeable location, in Phoenix, Arizona pursuant to the Association Commercial Arbitration Rules then in effect (the "Rules"). The AAA will follow the Rules to select a single arbitrator within fifteen (15) calendar days from the date the matter is jointly submitted to the AAA. The arbitrator (whether selected by the parties or by the AAA) shall hold a hearing within forty-five (45) calendar days following the date that the arbitrator is selected and shall provide a timeline for the parties to submit arguments and supporting materials with sufficient advance notice to enable the arbitrator to hold the hearing within that forty-five (45) day period. The arbitrator shall issue a tentative ruling with findings of fact and law within fifteen (15) calendar days after the date of the hearing. The arbitrator shall provide the parties an opportunity to comment on the tentative ruling within a timeframe established by the arbitrator, provided that the arbitrator shall render a final ruling within thirty (30) calendar days after the date of the hearing. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding to resolve a disputed claim, including, without limitations, the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity.

(b) It is agreed that judgment upon any award rendered by the arbitrator may be entered in the courts of the State of Arizona or in the United States District Courts located in Arizona. Such court may enforce this arbitration provision, and the party seeking enforcement shall be entitled to an award of all costs and fees, including reasonable attorneys' fees, to be paid by the party against whom enforcement is ordered. The parties involved in a dispute may terminate any arbitration proceeding by mutually resolving any dispute prior to the issuance of a final arbitration ruling pursuant.

(c) In the event a party fails to proceed with arbitration, unsuccessfully challenges the arbitrator's award, or fails to comply with the arbitrator's award, the other party shall be entitled to costs of suit, including reasonable attorneys' fees and costs for having to compel arbitration or to defend or enforce the arbitration award.

(d) User further waives any right to assert any class action or other type of representative claim against us in any matter involving the Website, the U-Haul Investors Club®, any investment in the Notes thereunder, and any document, disclosure or agreement in connection with the foregoing.

Indemnity

You agree to indemnify and hold us and each of our officers, directors, employees and agents harmless from and against any loss, liability, claim, demand, damages, costs and expenses, including reasonable attorney's fees, arising out of or in connection with your use of the Website and/or membership in the U-Haul Investors Club® or any violation of these Terms of Use or of any law or the rights of any third party. Notwithstanding the foregoing, there shall be no indemnification obligations with respect to Qualified Accounts to the extent the same would constitute a prohibited transaction under Section 4975 of the Internal Revenue Code, as amended.

Other

The failure of the Company to exercise or enforce any right or provision of these Terms of Use shall not constitute a waiver of such right or provision in that or any other instance. If any provision of these Terms of Use is held invalid, the remainder of these Terms of Use shall continue in full force and effect. If any provision of these Terms of Use shall be deemed unlawful, void or for any reason unenforceable, then that provision shall be deemed severable from these Terms of Use and shall not affect the validity and enforceability of any remaining provisions. Please print or save a copy of this Agreement for your records.

Last updated: September 10, 2012

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Fair investment returns?*

Bank of America Regular Savings: 0.01%

Money Market: 0.47%

ING Orange Savings: 0.75%

5-year CD yield (overnight averages): 1.24%

10-year treasury yield: 2.13%

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AMERCO has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about AMERCO and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or under the Investment Opportunities/View Full Details pages of this website.

* Effective June 3, 2013. Per bankofamerica.com, bankrate.com, ing.com, and treasury.gov. Provided for comparison purposes only. Actual rates may vary. U-Haul Investors Club® is not responsible for nor does it guarantee accuracy of rates posted. U-Notes® are not FDIC insured.

U-Haul Investors Club® Securities and Exchange Commission (SEC) Filing

2014 | 2013 | 2012 | 2011

Form type	Description	Download format	Received date	Period end date
3	Initial Statement of Beneficial Ownership		Wednesday, June 05, 2013	Wednesday, June 05, 2013
10-K	Annual Report		Wednesday, June 05, 2013	Sunday, March 31, 2013
8-K	Current report filing		Thursday, May 30, 2013	Tuesday, May 28, 2013
424(b)(2)	Prospectus Supplement		Tuesday, May 28, 2013	
SC 13D	Statement of Beneficial Ownership		Wednesday, May 01, 2013	